Exhibit 99.2

[            ] 2018

Niu Technologies

11/F, Building A, No. 10 Wangjing Street

Chaoyang District, Beijing 100102

People’s Republic of China

To whom it may concern,

Re: Niu Technologies

We are qualified to practice law in the People’s Republic of China (“PRC”) and to issue opinions on the PRC Laws (as defined below). For the purpose of this legal opinion (this “Opinion”), the PRC does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region or the islands of Taiwan.

We are acting as the PRC counsel for Niu Technologies (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), relating to the proposed initial public offering by the Company (the “Offering”) of American depositary shares (the “ADSs”), representing a certain number of Class A ordinary shares of the Company with a par value of US$0.0001 per share (the “Ordinary Shares”), of the Company and the Company’s proposed listing of the ADSs on the New York Stock Exchange or Nasdaq Global Market.

With respect to the Offering, you have requested us to furnish this Opinion to you as to the matters set forth below.

I                                           Documents and Assumptions

In rendering this Opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates, approvals and other instruments as we have deemed necessary for the purpose of rendering this Opinion, including without limitation, the Registration Statement, originals or copies of the agreements and certificates issued by any legislative, governmental or regulatory agency or any court or arbitral body (the “Governmental Agencies”) in the PRC, and the representatives of the Company and the PRC Companies (as defined below) with proper authority (collectively, “Documents”).

To render this Opinion, we have assumed without independent investigation or inquiry:

(i)                                     the veracity of all signatures, seals and chops, the authenticity of all Documents as originals, the conformity with authentic original documents for the Documents as copies and the completeness of each of the Documents;

(ii)                                  the accuracy and completeness of all written statements, representations, explanations and interpretations (excluding legal conclusions) made to us by the Governmental Agencies and the representatives of the Company and the PRC Companies with proper authority. Where important facts were not independently established to us, we have relied upon certificates, statements, representations, explanations and interpretations (excluding legal conclusions), oral or written, issued or made by the Governmental Agencies and/or the representatives of the Company and the PRC Companies with proper authority. Neither the Company nor the PRC Companies have withheld any information, document, statement or representation that, if disclosed to us, would cause us to alter this Opinion in whole or in part;

(iii)                               the accuracy and completeness of all factual matters in the Documents, including factual matters of the representations and warranties of the parties contained in the Documents, and compliance by them with the respective obligations thereunder;

(iv)                              that the Documents remain in full force and effect as of the date hereof, and no amendments, revisions, modifications or other changes have been made with respect to any Document after it was submitted to us for purposes of this Opinion;

(v)                                 that all approval, license, permit, consent, order, filing, registration, authorization (collectively, the “Governmental Authorizations”), delegation of authority or exemption issued in confirmation or recognition of any filing or as part of an approval process of or with any Governmental Agency in the PRC as required under PRC Laws for or in connection with the PRC Companies or the investment in the Company by the PRC residents, and other official document and statement were obtained from competent Governmental Agencies by lawful means in due course, and the Documents conform with those documents submitted to the Governmental Agencies in the PRC for such purpose;

(vi)                              that all Governmental Agencies other than the Governmental Agencies in the PRC mentioned in the Documents have full power, right or due authorization to approve the relevant matters on which they have delivered the Governmental Authorizations;

(vii)                           that the laws of any country other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with;

(viii)                        that no issuance and sale of the ADSs have been or will be made directly or indirectly within the PRC; and

(ix)                              that each of the parties to the Documents, other than the PRC Companies, (a) if it is a legal person or other entity, is duly incorporated and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation; or (b) if it is an individual, has full capacity for civil conduct; each of them, other than the PRC Companies, has full power and authority to execute, deliver and perform its obligations under the Documents to which it is a party in accordance with the laws of its jurisdiction of organization or incorporation or the laws that it/he/she is subject to; each of the PRC Companies has taken all necessary corporate actions to execute and perform the Documents to which it is a party.

II                                      Definitions

In addition to the terms defined in the context of this Opinion, the following capitalized terms used in this Opinion shall have the meanings ascribed to them as follows.

“Control Documents”	means the control documents as listed in Appendix A attached hereto.

“CSRC”	means the China Securities Regulatory Commission.

“MOFCOM”	means the Ministry of Commerce of the PRC.

“M&A Rules”

means the Regulation on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (《关于外国投资者并购境内企业的规定》), which was jointly issued by the MOFCOM, the State-owned Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the CSRC and the State Administration of Foreign Exchange, on 8 August 2006 and became effective on 8 September 2006, as amended by the MOFCOM on 22 June 2009.

“PRC Companies”	means the PRC Subsidiaries and the PRC Operating Entities.

“PRC Laws”

means all laws, regulations, statutes, orders, decrees, guidelines, notices, circulars, judicial interpretations and subordinate legislations of the PRC that are in effect, publicly available and issued by any Governmental Agencies in the PRC as of the date hereof.

“PRC Operating Entities”

means Beijing Niudian Technology Co., Ltd. (北京牛电科技有限责任公司), Jiangsu Xiaoniu Diandong Technology Co., Ltd. (江苏小牛电动科技有限公司), Shanghai Xiaoniu Internet Technology Co., Ltd. (逍牛网络科技（上海）有限公司) and Changzhou Niudian International Trading Co., Ltd. (常州牛电国际贸易有限公司).

“PRC Subsidiaries”	means Beijing Niudian Information Technology Co., Ltd. (北京牛电信息技术有限责任公司) and Shanghai Niudian Trading Co., Ltd. (上海牛电商贸有限公司).

III                                 Opinions

Based on our review of the Documents and subject to the Assumptions and the Qualifications, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

(i)                                     Each of the PRC Companies has been incorporated and is validly existing with legal person status and limited liability under applicable PRC Laws. The articles of association of each of the PRC Companies comply with the requirements of applicable PRC Laws and are in force and effect.

(ii)                                  The corporate structure of the Company (including the ownership structure of the Company and each of the PRC Companies, individually or in aggregate) does not violate applicable PRC Laws. However, as described in the Registration Statement, there are substantial uncertainties regarding the interpretation, implementation and application of PRC Laws, and there can be no assurance that relevant Governmental Agencies will not take a view that is contrary to our opinion in this section.

(iii)                               Each of the PRC Companies and each shareholder of the PRC Operating Entities, has power and authority to execute, deliver and perform its respective obligations under the Control Documents to which it is a party. Each of the Control Documents has been duly executed and delivered. Each of the Control Documents is valid, legal, binding upon and enforceable against such parties in accordance with the terms of each of the Control Documents, except for that the pledge of equity interest of Beijing Niudian Technology Co., Ltd. will become effective upon registration with relevant Governmental Agencies in the PRC. The execution and delivery of the Control Documents by the parties thereto, and the performance of all obligations thereunder does not violate (a) the provisions of the articles of association of such party; or (b) applicable PRC Laws, provided that the procedures required under applicable PRC Laws and the Control Documents relating to the performance of such obligations are duly completed. However, as described in the Registration Statement, there are substantial uncertainties regarding the interpretation, implementation and application of PRC Laws, and there can be no assurance that relevant Governmental Agencies will not take a view that is contrary to our opinion in this section.

(iv)                              Based on our understanding of the explicit provisions of PRC Laws (including the M&A Rules), given that (a) the CSRC has not issued any definitive rules or interpretations concerning whether the Offering is subject to the M&A Rules as of the date hereof; (b) the Company established each of the PRC Subsidiaries by means of direct investment rather than by merger with or acquisition of any PRC domestic company as defined under the M&A Rules; and (c) no provision in the M&A Rules classifies the contractual arrangements as a type of the acquisition transaction falling under the M&A Rules, a prior approval from the CSRC is not required for the listing of the ADSs on the New York Stock Exchange or Nasdaq Global Market. However, as described in the Registration Statement, there are substantial uncertainties regarding the interpretation, implementation and application of the M&A Rules and our opinion in this section is subject to any new PRC Laws or detailed implementations and interpretations in any form relating to the M&A Rules, and there can be no assurance that relevant Governmental Agencies in the PRC (including the CSRC) will not take a view that is contrary to our opinion in this section.

(v)                                 The recognition and enforcement of foreign judgments are primarily provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on the principle of reciprocity between jurisdictions. The PRC does not have any treaties or other form of reciprocity that provide for the reciprocal recognition and enforcement of foreign judgments with the United States or the Cayman as of the date hereof. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

(vi)                              All statements set forth in the Registration Statement under the captions “Risk Factors,” “Enforceability of Civil Liabilities,” “Corporate History and Structure,” “Regulation,” “Related Party Transactions,” “Taxation” and “Legal matters” to the extent that such statements constitute summaries of PRC Laws or legal conclusions in respect of PRC Laws, or summaries of PRC legal proceedings, or summarize the terms and provisions of documents governed by PRC Laws, are true and accurate in all material respects, and nothing has been omitted from such statements which would make the same misleading in any material respect.

IV                                  Qualifications

This Opinion is subject to the following qualifications:

(i)                                     This Opinion is confined to, and given on the basis of PRC Laws in effect as of the date hereof, and is not based on any pronouncement, statement, representation, explanation or interpretation expressed by any official of the Governmental Agencies in the PRC that do not have the force of law. There is no guarantee that PRC Laws, or the interpretation, implementation and application thereof, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

(ii)                                  This Opinion is intended to be used in the context that is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter.

(iii)                               In so far as it relates to the validity and enforceability of an agreement we opined on, this Opinion is subject to: (a) any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally; (b) possible judicial or administrative actions or PRC Laws affecting creditors’ rights; (c) the application of general principles under PRC Laws, including without limitation (A) the principles of voluntariness, fairness, materiality, fair dealing, honesty, good faith, social economic order and social public interest, and other circumstances stipulated in Article 52 of PRC Contract Law; (B) applicable statutes of limitation; (C) the possible revocation of any transfer of assets at nil consideration by a transferor prior to the transfer of these assets; and (D) PRC Laws or the interpretation, implementation and application of PRC Laws by the Governmental Agencies in the PRC that limits, restricts or intervenes with the performance of a contract; (d) any circumstance in connection with the formulation, execution or implementation of any legal document, which may result in the legal documents being deemed invalid on the basis of being clearly unconscionable, fraudulent, coercive or based on material mistake; (e) judicial discretion with respect to (A) granting specific performance, injunctive relief or any other equitable remedy; and (B) the availability of indemnifications, remedies or defenses, the calculation of damages, any entitlements to attorney’s fees and other costs, and the waiver of jurisdiction or legal process; and (f) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws.

We hereby consent to the use of this Opinion in, and its being filed as an exhibit to, the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

DaHui Lawyers